Exhibit 99.1

CONTACT:
Polaris Industries Inc.
Richard Edwards, 763-542-0500

Polaris Reports Record 2010 Fourth Quarter and Full Year Results

Fourth Quarter and Full Year Highlights:

  Fourth quarter 2010 earnings per diluted share increased 18% to a record $1.55 with sales increasing 31 percent from the 2009 fourth quarter to a record $618.4 million
  All product lines experienced increased sales and market share during the 2010 fourth quarter and full year
  Full year 2010 earnings per diluted share increased 40% to a record $4.28 with record sales of $1,991.1 million, an increase of 27% from the 2009 full year
  Full year 2010 gross profit margins improved 150 basis points over 2009, primarily due higher production volumes and cost reduction efforts, though partially offset by manufacturing realignment costs. Gross profit margins improved 40 basis points for the fourth quarter
  Cash and cash equivalents totaled $393.9 million at year-end 2010, an increase of 181% over 2009

MINNEAPOLIS--(BUSINESS WIRE)--January 27, 2011--Polaris Industries Inc. (NYSE:PII) today reported record net income of $1.55 per diluted share for the fourth quarter of 2010, up 18 percent over the 2009 fourth quarter. Net income for the fourth quarter 2010 was a record $54.5 million, an increase of 24 percent over the same period in 2009. Record sales of $618.4 million for the fourth quarter 2010 increased 31 percent over 2009 fourth quarter sales of $471.8 million.

Full Year Results

For the full year ended December 31, 2010, Polaris reported record net income of $147.1 million, or a record $4.28 per diluted share, compared to $101.0 million, or $3.05 per diluted share for the year ended December 31, 2009. This represents a 40 percent increase on a per diluted share basis and a 46 percent increase in net income. Sales for the full year 2010 totaled a record $1,991.1 million, an increase of 27 percent compared to sales of $1,565.9 million for the full year 2009.

“2010 was an exceptional year for Polaris. Not only did we deliver record sales and earnings, but the Polaris team made significant progress toward our long-term strategy and positioned the business for profitable growth in the future. We gained market share in all of our businesses and grew sales in every region of the world. Our persistent focus on margins paid dividends, as gross profit margins increased 150 basis points and net margins expanded by 90 basis points to 7.4 percent of sales. We also expanded our leadership position in the side-by-side industry, and grew sales and market share in our Victory motorcycles and snowmobile businesses,” stated Scott Wine, Chief Executive Officer. “In addition to our record financial performance, we made several strategic investments in the business during 2010 that position us for future growth, including investments in China, Brazil and India, and a small powertrain acquisition in Europe. Lastly, our manufacturing realignment project, announced in mid-2010, is on track to begin production in our new Monterrey facility by mid-2011.”

“Our efforts throughout 2010 have further positioned the Company for continued growth and profitability in 2011 and beyond. Importantly, dealer inventories for ORV and Victory continued to decline in 2010 and are at appropriate levels as we enter 2011. Additionally, we expanded the retail sales program called Max Velocity Program, or MVP, into the remaining 50 percent of our ORV dealers in North America during the second half of 2010. We expect MVP to continue to drive retail sales velocity and market share gains in 2011,” Wine continued.

“Ending 2010 with $394 million in cash and only $200 million in total debt, we have both the financial strength and flexibility to continue to make organic and acquisitive investments to support our long-term growth initiatives. We expect the investments made over the past two years, supported by continued product innovation, ever-increasing speed to market, productive lean manufacturing initiatives, and low-cost purchasing capabilities to continue to deliver net margin expansion in 2011, resulting in another record year of sales and earnings for the Company.”

2011 Business Outlook

Full year 2011 earnings are expected to be in the range of $4.65 to $4.85 per diluted share, which represents an increase of nine to 13 percent when compared to full year 2010 earnings. Net income for full year 2011 is expected to increase in the range of 14 to 20 percent over full year 2010. Sales for full year 2011 are expected to increase eight to 11 percent over full year 2010 sales, with sales increases projected in each product line and geographic region. The full year 2011 expectations include transition costs related to the manufacturing realignment in the range of $12.0 million to $14.0 million, with the majority of the costs impacting gross margins. Savings from the manufacturing realignment project are expected to begin in the second half of 2011 but will only partially offset project transition costs in 2011.

Fourth Quarter Performance Summary (in thousands except per share data)
	Three Months ended December 31,			Twelve Months ended December 31,
Product line Sales	2010	2009	Change	2010	2009	Change
Off-Road Vehicles	$394,550	$282,816	40%	$1,376,373	$1,021,128	35%
Snowmobiles	104,073	81,441	28%	188,877	179,238	5%
On-Road/Victory Motorcycles	20,640	19,139	8%	81,624	52,811	55%
Parts, Garments & Accessories	99,179	88,374	12%	344,265	312,710	10%
Total Sales	$618,442	$471,770	31%	$1,991,139	$1,565,887	27%
Gross profit	$171,516	$128,610	33%	$530,213	$393,219	35%
Gross profit as a % of sales	27.7%	27.3%	+40 bpts	26.6%	25.1%	+150 bpts
Operating expenses	$97,589	$63,926	53%	$326,348	$245,320	33%
Operating expenses as a % of sales	15.8%	13.6%	+220 bpts	16.4%	15.7%	+70 bpts
Operating Income	$78,146	$69,463	13%	$220,721	$164,970	34%
Operating Income as a % of sales	12.6%	14.7%	-210 bpts	11.1%	10.5%	+60 bpts
Net income	$54,522	$43,910	24%	$147,138	$101,017	46%
Net income as a % of sales	8.8%	9.3%	-50 bpts	7.4%	6.5%	+90 bpts
Diluted net income per share	$1.55	$1.31	18%	$4.28	$3.05	40%

Off-road Vehicles (“ORV’) sales, which include sales of both ATVs (all-terrain vehicles) and RANGER™ side-by-side vehicles, increased 40 percent during the fourth quarter 2010 from the fourth quarter 2009. This increase reflects continued market share gains for both ATVs and side-by-side vehicles driven by industry leading product offerings and the success of the MVP retail go-to-market process. All North American ORV dealers are now utilizing the MVP order process as of the 2010 third quarter. North American dealer inventories of ATVs continued to decline, decreasing 33 percent from the 2009 fourth quarter and sequentially decreasing eight percent from the third quarter of 2010. Polaris’ North American ORV unit retail sales to consumers increased approximately 11 percent for the 2010 fourth quarter compared to a tougher 2009 fourth quarter comparable, with side-by-side vehicle retail sales increasing over 20 percent quarter over quarter and ATV retail sales about flat with the prior year. The Company’s newer products have been well received by consumers, including the new mid-sized RANGER side-by-side with increased power, a 4-person mid-sized RANGER Crew and the first RANGER with a diesel engine. The most recent example of the Company’s continued aggressive new product development is the introduction in January 2011 of the all-new high performance RANGER RZR XP 900 to Polaris’ recreational family of vehicles. The unique features of the RZR XP 900 include a new 88 horsepower electronic fuel injected twin cylinder engine and a new 3-link trailing arm independent rear suspension with 14-inches of travel. In addition, shipments to Bobcat of its differentiated utility vehicle continued to gain market share in the 2010 fourth quarter. Given the growth in the Company’s ORV business worldwide, Polaris has widened its market share leadership in off-road vehicles in both North America and Europe.

Snowmobile sales increased 28 percent during the 2010 fourth quarter compared to the prior year’s fourth quarter. The fourth quarter 2010 increase in sales reflects the impact of a shift in shipments of snowmobiles later in the year as the Company chose to ship its snowmobiles closer to expected consumer demand in the winter season compared to the same period last year. Polaris’ North American snowmobile retail sales to consumers increased over 40 percent for the 2010 fourth quarter compared to the 2009 fourth quarter primarily due to heavy amounts of early snowfall in many key riding areas in North America and the success of model year 2011 new product introductions. Sales of snowmobiles to customers outside of North America, principally the Scandinavian region, increased 43 percent in the fourth quarter of 2010 compared to a year ago. North American dealer inventories of snowmobiles at December 2010 are 22 percent lower than a year ago. For the full year 2010, snowmobile sales increased five percent compared to the prior year.

Sales of On-road Vehicles, which primarily consists of Victory motorcycles, increased eight percent during the fourth quarter of 2010 when compared to the same period in 2009. Victory North American unit retail sales to consumers increased 15 percent during the 2010 fourth quarter when compared to a strong 2009 fourth quarter, resulting in continued market share gains and retail sales growth for the fifth consecutive quarter. The North American heavyweight cruiser and touring motorcycle industry remained weak during the 2010 fourth quarter. However, consumer demand remains strong for Victory’s new touring models, the Cross Country™ and Cross Roads™ and the Company recently introduced the Victory High-Ball, a custom cruiser aimed at the younger rider looking for a classic factory custom motorcycle. North American dealer inventory of Victory motorcycles declined 30 percent in the 2010 fourth quarter compared to 2009 fourth quarter levels.

Parts, Garments, and Accessories (“PG&A”) sales increased 12 percent during the fourth quarter 2010 compared to the same period last year primarily due to increased ORV, Victory motorcycle and international related PG&A sales.

Gross profit as a percentage of sales was 27.7 percent for the fourth quarter of 2010, an increase of 40 basis points from 27.3 percent for the fourth quarter of 2009. Gross profit dollars increased 33 percent to $171.5 million for the fourth quarter 2010 compared to $128.6 million for the fourth quarter of 2009. The increase in gross profit dollars and the 40 basis points increase in the gross profit margin percentage in the fourth quarter 2010 resulted primarily from higher volume, continued product cost reduction efforts and higher selling prices. These increases were partially offset by manufacturing realignment costs as well as higher commodity and sales promotion costs.

Operating expenses for the fourth quarter 2010 increased 53 percent to $97.6 million, or 15.8 percent of sales, compared to $63.9 million, or 13.6 percent of sales, for the fourth quarter of 2009. Operating expenses in absolute dollars and as a percentage of sales for the fourth quarter 2010 increased primarily due to an increase in incentive compensation plan expenses of $19 million over the 2009 fourth quarter period driven by the higher profitability for 2010 and the recent higher stock price which reflects the Company’s pay for performance compensation philosophy. In addition, incremental investments made in global market expansion and new product development initiatives contributed to the increase in operating expenses in the fourth quarter.

Income from financial services decreased 12 percent to $4.2 million during fourth quarter 2010 from $4.8 million in the fourth quarter of 2009. The decrease was primarily due to lower interest income earned by Polaris Acceptance as a result of the lower dealer inventory levels.

Interest expense decreased to $0.5 million for the fourth quarter 2010, from $0.9 million for the fourth quarter 2009, due to lower interest rates on the Company’s credit facility during the 2010 fourth quarter as compared to the same period in 2009.

Non-operating other income was $0.7 million in the fourth quarter of 2010, as compared to $2.7 million of expense in the fourth quarter of 2009. The income is the result of foreign currency exchange rate movements and the resulting effects on foreign currency transactions related to the Company’s foreign subsidiaries.

The Income tax provision for the fourth quarter 2010 was recorded at a rate of 30.4 percent of pretax income compared to 33.3 percent of pretax income for the fourth quarter 2009. The lower income tax provision rate in the fourth quarter 2010 is primarily due to the extension of the research and development credit by the U.S. Congress in the 2010 fourth quarter.

Financial Position and Cash Flow

Net cash provided by operating activities increased 54 percent to $297.6 million for the year ended December 31, 2010 compared to $193.2 million for the full year 2009. The increase in net cash provided by operating activities for the full year 2010 was due to higher net income and lower investment in working capital, primarily resulting from higher accrued expenses, compared to the same period in 2009. Total debt was $200.0 million, of which $100.0 million was classified as current liabilities and $100.0 million was classified as long term liabilities at December 31, 2010. The Company’s debt-to-total capital ratio was 35 percent at December 31, 2010, compared to 49 percent at the end of 2009. Cash and cash equivalents were $393.9 million at December 31, 2010 compared to $140.2 million for the prior period.

Manufacturing Realignment

The previously announced manufacturing realignment will consolidate manufacturing operations into existing operations in Roseau, Minnesota and Spirit Lake, Iowa and a new facility in Monterrey, Mexico. Construction is underway on the new facility in Monterrey and the building is expected to be completed in the first half of 2011. The Company expects to record pretax transition charges to its statement of income in the range of $24 million to $26 million and incur capital expenditures of approximately $35 million in total related to the implementation of the manufacturing realignment. The Company expects to realize pretax savings in excess of $30 million annually when the transition is completed. During 2010, $5.4 million of exit costs and $5.5 million of startup costs were incurred from the realignment, which are primarily reflected in cost of sales on the statement of income. In addition, capital expenditures of $8.6 million were incurred in 2010 related to the manufacturing realignment.

Polaris’ Board of Directors Increases Dividend for 2011

On January 20, 2011, the Company announced that its Board of Directors approved a 13 percent increase in the regular quarterly cash dividend, representing the 16th consecutive year of increased dividends, effective with the 2011 first quarter dividend payment. The first quarter dividend of $0.45 per share will be payable on February 15, 2011 to shareholders of record at the close of business on February 1, 2011.

Conference Call and Webcast Presentation

Today at 9:00 AM (CT) Polaris Industries Inc. will host a conference call and webcast to discuss Polaris’ 2010 fourth quarter and full year earnings results released this morning. The call will be hosted by Scott Wine, CEO, Bennett Morgan, President and COO, and Mike Malone, Vice President Finance and CFO. A slide presentation and link to the audio webcast will be posted on the Investor Relations page of the Polaris web site at www.polarisindustries.com/irhome approximately 30 minutes before the conference call begins.

To listen to the conference call by phone, dial 800-374-6475 in the U.S. and Canada, or 973-200-3967 Internationally. The Conference ID is #36641454.

A replay of the conference call will be available approximately two hours after the call for a one-week period by accessing the same link on our website, or by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 Internationally.

About Polaris

With annual 2010 sales of $1.991 billion, Polaris designs, engineers, manufactures and markets off-road vehicles (ORVs), including all-terrain vehicles (ATVs) and the Polaris RANGER™, snowmobiles and Victory motorcycles for recreational and utility use and has recently introduced a new on-road electric powered neighborhood vehicle.

Polaris is a recognized leader in the snowmobile industry; and one of the largest manufacturers of ORVs in the world. Victory motorcycles, established in 1998 and representing the first all-new American-made motorcycle from a major company in nearly 60 years are making in-roads into the cruiser and touring motorcycle marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships.

Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII”, and the Company is included in the S&P Mid-Cap 400 stock price index.

Information about the complete line of Polaris products, apparel and vehicle accessories are available from authorized Polaris dealers or anytime from the Polaris homepage at www.polarisindustries.com.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2011 sales, shipments, net income, net income per share, manufacturing realignment transition costs and savings in logistical and production costs, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the Company’s ability to successfully implement its manufacturing operations realignment initiatives, product offerings, promotional activities and pricing strategies by competitors; warranty expenses; impact of changes in Polaris stock price on incentive compensation plan costs; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; changes in tax policy and overall economic conditions, including inflation, consumer confidence and spending and relationships with dealers and suppliers. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements.

(summarized financial data follows)

POLARIS INDUSTRIES INC. CONSOLIDATED STATEMENTS OF INCOME (In Thousands, Except Per Share Data) (Unaudited)

	For Three Months Ended December 31,		For the Year Ended December 31,
	2010	2009	2010	2009
Sales	$618,442	$471,770	$1,991,139	$1,565,887
Cost of Sales	446,926	343,160	1,460,926	1,172,668
Gross profit	171,516	128,610	530,213	393,219
Operating expenses
Selling and marketing	39,973	27,769	142,353	111,137
Research and development	25,433	15,872	84,940	62,999
General and administrative	32,183	20,285	99,055	71,184
Total operating expenses	97,589	63,926	326,348	245,320

Income from financial services	4,219	4,779	16,856	17,071
Operating Income	78,146	69,463	220,721	164,970

Non-operating Expense (Income):
Interest expense	531	906	2,680	4,111
(Gain)Loss on securities available for sale	-	-	(825)	8,952
Other expense (income), net	(691)	2,735	325	733
Income before income taxes	78,306	65,822	218,541	151,174

Provision for Income Taxes	23,784	21,912	71,403	50,157
Net Income	$54,522	$43,910	$147,138	$101,017

Basic Net Income per share	$1.60	$1.35	$4.40	$3.12

Diluted Net Income per share	$1.55	$1.31	$4.28	$3.05

Weighted average shares outstanding:
Basic	34,070	32,526	33,450	32,399
Diluted	35,155	33,502	34,382	33,074

POLARIS INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS

Subject to Reclassification
(In Thousands)	December 31, 2010	December 31, 2009
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$393,927	$140,240
Trade receivables, net	89,294	90,405
Inventories, net	235,927	179,315
Prepaid expenses and other	21,628	20,638
Deferred tax assets	67,369	60,902
Total current assets	808,145	491,500

Property and equipment, net	184,011	194,416
Investments in finance affiliate	37,169	41,332
Investments in manufacturing affiliates	1,009	10,536
Goodwill and Intangible assets, net	31,313	25,869
Total Assets	$1,061,647	$763,653

Liabilities and Shareholders’ Equity
Current Liabilities:
Borrowings under credit agreement	$100,000	-
Accounts payable	113,248	$75,657
Accrued expenses:
Compensation	126,781	55,313
Warranties	32,651	25,520
Sales promotions and incentives	75,494	67,055
Dealer holdback	79,688	72,229
Other	52,194	38,748
Income taxes payable	2,604	6,702
Current liabilities of discontinued operations	1,550	1,850
Total current liabilities	584,210	343,074

Long term income taxes payable	5,509	4,988
Deferred income taxes	937	11,050
Borrowings under credit agreement	100,000	200,000
Total liabilities	$690,656	$559,112

Shareholders’ Equity:
Total shareholders' equity	$370,991	$204,541

Total Liabilities and Shareholders' Equity	$1,061,647	$763,653

POLARIS INDUSTRIES INC. CONSOLIDATED STATEMENTS OF CASH FLOWS

Subject to Reclassification (In Thousands)	For the Years Ended December 31,
(Unaudited)	2010	2009

Operating Activities:
Net income	$147,138	$101,017
Adjustments to reconcile net income to net cash provided by operating activities:
(Gain) loss on securities available for sale	(825)	8,952
Depreciation and amortization	66,519	64,593
Noncash compensation	18,050	10,226
Noncash income from financial services	(4,574)	(4,021)
Noncash expense from manufacturing affiliates	1,376	382
Deferred income taxes	(16,888)	13,573
Changes in current operating items:
Trade receivables	1,111	8,192
Inventories	(56,612)	42,997
Accounts payable	37,580	(40,329)
Accrued expenses	107,663	(24,759)
Income taxes payable	(3,577)	7,735
Prepaid expenses and others, net	958	4,643
Net cash provided by continuing operations	297,919	193,201
Net cash flow used for discontinued operations	(300)	-
Net cash provided by operating activities	297,619	193,201

Investing Activities:
Purchase of property and equipment	(55,718)	(43,932)
Investments in finance affiliate, net	8,737	14,254
Proceeds from sale of investments	9,601	-
Acquisition of businesses, net of cash acquired	(4,738)	-
Net cash (used for) investing activities	(42,118)	(29,678)

Financing Activities:
Borrowings under credit agreement	-	364,000
Repayments under credit agreement	-	(364,000)
Repurchase and retirement of common shares	(27,486)	(4,556)
Cash dividends to shareholders	(53,043)	(50,177)
Tax effect of proceeds from stock based compensation exercises	10,610	(410)
Proceeds from stock issuances under employee plans	68,105	4,733

Net cash (used for) financing activities	(1,814)	(50,410)

Net increase in cash and cash equivalents	253,687	113,113

Cash and cash equivalents at beginning of period	140,240	27,127

Cash and cash equivalents at end of period	$393,927	$140,240